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[LOGO] LINCOLN
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       FINANCIAL GROUP-Registered Trademark-
       Lincoln Life

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                   The Lincoln National Life Insurance Company
    Executive Office: 1300 South Clinton Street - Fort Wayne, Indiana 46801
                Administrative Office: 10 North Martingale Road -
                Schaumburg, Illinois 60173-2268 - (847) 466-8100


                  EXTENSION OF CONVALESCENT CARE BENEFITS RIDER
                   (Extending the Convalescent Care Benefits)

          THIS RIDER EXTENDS THE BENEFITS PROVIDED BY THE CONVALESCENT
   CARE BENEFITS RIDER. THE BENEFITS OF THIS RIDER BECOME EFFECTIVE AFTER THE
     BENEFIT PAYMENTS UNDER THE CONVALESCENT CARE BENEFITS RIDER END BECAUSE
             THE PAYMENTS REDUCED THE POLICY DEATH BENEFIT TO ZERO.


TAXATION: THIS RIDER IS INTENDED TO BE A QUALIFIED LONG-TERM CARE INSURANCE CONTRACT UNDER SECTION 7702B(b) OF THE INTERNAL REVENUE CODE.

CAUTION: WE ISSUED THIS RIDER BASED ON YOUR AND THE INSURED'S ANSWERS TO THE QUESTIONS ON YOUR APPLICATION. A COPY OF YOUR APPLICATION IS ENCLOSED. IF YOUR ANSWERS OR THE INSURED'S ANSWERS ARE INCORRECT OR UNTRUE, WE MAY DENY BENEFITS OR RESCIND THIS RIDER. THE BEST TIME TO CLEAR UP ANY QUESTION IS NOW, BEFORE A CLAIM ARISES! IF, FOR ANY REASON, ANY OF YOUR ANSWERS OR THE INSURED'S ANSWERS ARE INCORRECT, CONTACT US AT THE ADDRESS SHOWN ABOVE.

NOTICE TO OWNER: THIS RIDER MAY NOT COVER ALL OF THE LONG-TERM CARE EXPENSE INCURRED BY THE INSURED DURING THE PERIOD OF COVERAGE. YOU ARE ADVISED TO CAREFULLY REVIEW ALL POLICY AND RIDER LIMITATIONS.

RIGHT TO EXAMINE RIDER FOR 30 DAYS. It is important to us that you are satisfied with this rider and that it meets with your insurance needs. If for any reason you are not satisfied, you may return it to us within 30 days after its receipt. It may be returned to us at the address of our Administrative Office listed above, or to our agent through whom it was purchased. If returned, we will refund the premiums you have paid and this rider will be void from its Issue Date.

If this rider was applied for after the effective date of the policy and if you return it to us within 30 days after its receipt, we will credit to the Policy Account Value of the policy any premium which may have been deducted for this rider and this rider will be void from its Issue Date.

WE PROMISE TO PAY the benefits provided by this rider for QUALIFIED LONG-TERM CARE SERVICES if the Insured becomes CHRONICALLY ILL while this rider is in force. Our payment will be subject to all of the terms and conditions of this rider.

WHO IS COVERED. This rider covers the primary Insured under the policy. It does not cover any other person.

RENEWABILITY. This rider is guaranteed renewable. We may not cancel or reduce coverage provided by this rider. Renewal is subject to the TERMINATION OF RIDER provision in Part 3 of this rider.

CONSIDERATION. We have issued this rider in consideration of the payment of the first premium and the statements made in the application, and in consideration of our issuing to you the Convalescent Care Benefits Rider as part of this policy.

EFFECTIVE DATE. If this rider is applied for in the


       LINCOLN FINANCIAL GROUP IS THE MARKETING NAME FOR LINCOLN NATIONAL
                         CORPORATION AND ITS AFFILIATES
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application for the policy, the effective date of this rider will be the Issue
Date of the policy. If it is added to the policy after the Issue Date, the effective date of this rider will be the date we approve the supplemental application.

COST OF INSURANCE. The monthly Cost of Insurance for this rider is shown in the Policy Schedule. Each month we will deduct the Cost of Insurance for this rider from the Policy Account Value of the policy. This will be done at the same time that we deduct the monthly charge for life insurance and the other monthly charges under the policy.

We will continue this rider in force without any further monthly Cost of Insurance deductions after the Insured receives the full Benefit Limit under the Convalescent Care Benefits Rider.

The monthly Cost of Insurance for this rider is guaranteed not to change.

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PART 1:   BENEFITS
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THIS PART EXPLAINS THE RIDER BENEFITS AND EXPLAINS WHEN THEY BECOME PAYABLE.

BENEFITS. This rider increases the Benefit Limit of the Convalescent Care Benefits Rider by the amount of the additional Benefit Limit shown in the Policy Schedule. The additional Benefit Limit becomes effective when the Benefit Limit of the Convalescent Care Benefits Rider is reached. In all other respects, the terms, exclusions and limitations of the Convalescent Care Benefits Rider governing the payment of benefits apply to this rider except as follows:

a. The benefits payable under this Extension of Convalescent Care Benefits Rider are subject to the Monthly Maximums shown for this rider in the Policy Schedule. The Monthly Maximums for this rider are not affected by any change in the Monthly Maximums for the Convalescent Care Benefits Rider.

b. The additional Benefit Limit provided by this rider is not affected by changes to the policy Net Death Benefit or by changes to the Benefit Limit of the Convalescent Care Benefits Rider.

c.   Benefits will be paid under this rider for as long as:

     1. The Benefit Conditions of the Convalescent Care Benefits Rider are met; and

     2.   The additional Benefit Limit is not reached.

d. If the policy, the Convalescent Care Benefits Rider, or this rider lapse without value after a Benefit Period begins, the Insured will continue to be eligible for benefits provided by this rider subject to the following conditions:

     1. Benefits will end if a period of 30 consecutive days elapses during which benefits are not payable under this rider. We will not count as part of that 30 days, any days the Insured is confined in a legally operated hospital; and

     2. We will not pay benefits in excess of those that we would have paid had this rider remained in force.

     Termination of the policy as a result of reaching the Benefit Limit under the Convalescent Care Benefits Rider does not constitute a lapse without value as described above. The Grace Period provision of the policy provides an explanation of a lapse without value.

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PART 2:   BENEFITS AFTER LAPSE
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THIS PART EXPLAINS THE BENEFITS WHICH MAY BE PAYABLE FOR COVERED EXPENSE WHICH
BEGINS AFTER THE POLICY AND THIS RIDER ARE LAPSED.

GUARANTEED BENEFIT. After the policy and this rider have been in force for 3 years, this rider shall cover qualifying claims which begin after the policy and this rider are lapsed. This guaranteed benefit shall be payable in lieu of the benefit described in Part 1 of this rider.

The Monthly Maximums payable for covered expense shall remain unchanged and shall be the amount in effect as of the date of lapse. The additional Benefit Limit, however, shall be reduced


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to an amount equal to the greater of:

a.   the Monthly Maximum for Nursing Home Care; or

b. An amount equal to the total premium paid for this rider, including the premium, if any, waived under any waiver of premium provision of the policy.

In no event shall the additional Benefit Limit provided under this part be greater than it would have been had the policy and this rider not lapsed and had remained in force.

The benefits provided under this part shall become effective on the same date that they would have become effective had the Convalescent Care Benefits Rider not lapsed. This would be on the date that the Convalescent Care Benefits Rider payments would have ended because the policy Death Benefit was reduced to zero.

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PART 3:   THE CONTRACT
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THIS PART EXPLAINS OTHER IMPORTANT RULES AND CONDITIONS WHICH WILL AFFECT THIS
RIDER.

TERMINATION OF RIDER.  This rider terminates:

a.   Upon your written request;

b. Upon termination of the policy or the Convalescent Care Benefits Rider, unless termination of the policy or the Convalescent Care Benefit Rider was the result of reaching the Benefit Limit in that rider; or

c.   When the additional Benefit Limit is reached.

However, even if the policy and the Convalescent Care Benefit Rider lapse without value, benefits may still be provided under Part 2 of this rider.

GRACE PERIOD NOTICE. We shall give you and the "DESIGNATED THIRD PARTY", if any, a notice of any unpaid and due premium 30 days after such premium becomes due. The policy and this rider shall then continue in force for an additional 30 days after such notice has been given. Notice shall be considered to have been given to you and the "DESIGNATED THIRD PARTY", 5 days after the date of our mailing via first class United States mail, postage prepaid. If the premium is not paid by the end of the additional 30 day period, except as provided in Part 2 under the BENEFITS AFTER LAPSE provision, this rider shall then terminate without any value.

As used in this provision, the "DESIGNATED THIRD PARTY", if any, is the person that you have named in a written designation to receive notices of impending lapses or terminations because of nonpayment of premium.

REINSTATEMENT. If the policy to which this rider is attached is reinstated, then this rider may also be reinstated. The reinstatement of this rider shall be subject to evidence of good health and insurability satisfactory to us. The reinstated rider will only provide benefits for care or confinement which begins after the date of reinstatement and will be subject to all conditions in the rider.

If, however, the Insured was CHRONICALLY ILL when this rider lapsed and, if the reinstatement is requested within 5 months after the date of the lapse, then in lieu of submitting evidence of good health and insurability, this rider may be reinstated by submitting to us a statement from the attending PHYSICIAN certifying that the Insured is CHRONICALLY ILL. The reinstated rider will provide benefits for care or confinement which begins after the date of the lapse and will be subject to all conditions in the rider not inconsistent herewith.

REPRESENTATIONS. In the absence of fraud, any statement made by you or the Insured will be deemed a representation and not a warranty. Such statement may not be used in defense of a claim, unless it is contained in a signed, written application.

INCONTESTABILITY PERIOD. A misstatement by the Insured in any application for the policy or this rider may be used to void or cancel this rider. During the first 6 months following the effective date of this rider, we may take this action only if the misstatement was material to the issuance of this rider. After the first 6 months, but before the end of the first 24 months, we may take this action only if the misstatement was material to both the issuance of this rider and the claim for which benefits are


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being sought. After this rider has been in force for 24 months, we can take this action only if we can show that the Insured knowingly and intentionally misrepresented relevant facts relating to his or her health. No benefits will be paid under this rider if it is voided or canceled.

PRE-EXISTING CONDITIONS NOT EXCLUDED. We will NOT deny benefits for Pre-existing Conditions. "PRE-EXISTING CONDITIONS" are physical or mental conditions which existed when you applied for this rider. This provision does not preclude us from exercising other remedies available to us under this rider because of misrepresentation.

CONFORMITY WITH STATE AND FEDERAL STATUTES. If any provision of this rider is in conflict with the statutes of the state in which you reside on the rider effective date or with the Federal statutes which pertain to Qualified Long-Term Care Insurance contracts, the rider provision is automatically amended to meet the minimum requirements of the state or Federal statute.

GENERAL PROVISION. This rider shall be subject to all the terms and conditions of the policy which are not inconsistent herewith.

Signed for The Lincoln National Life Insurance Company at Schaumburg, Illinois.

    /s/ Cynthia A. Rose                           /s/ Jon A. Boscia

           Secretary                                    President


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